                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


  The Board of Directors
  Haywood Bancshares, Inc.


  We consent to incorporation by reference in the Registration Statement on Form S-8 of Haywood Bancshares, Inc. of our report dated February 7, 1997, relating to the consolidated statements of financial condition of Haywood Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, included in the December 31, 1996 annual report on Form 10-K of Haywood Bancshares, Inc.



                                KPMG Peat Marwick LLP



  Charlotte, North Carolina
  March 25, 1997